Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Antero Resources Corporation:

We consent to the use of our report dated September 17, 2014, with respect to the balance sheets of Antero Resources Midstream LLC Predecessor as of December 31, 2012 and 2013, and the related statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated by reference herein and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933.

/s/ KPMG LLP

Denver, Colorado

November 3, 2014